Exhibit 10.22

Private & Confidential

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (together with all exhibits, as amended from time to time, this “Agreement”) is entered into on November 15, 2022 (the “Signing Date”) by and among:

(1)	Global Mofy Metaverse Limited, an exempted company organized and existing under the Laws of the Cayman Islands (the “Company”);

(2)	the Person listed on Schedule I attached hereto (the “Founder”);

(3)	the entities listed on Schedule II attached hereto (the “Founder Entities” and, together with the Founder, the “Founder Parties”);

(4)	New Jolene&R L.P., a limited partnership organized and existing under the Laws of the British Virgin Islands (the “ESOP Platform”);

(5)	Global Mofy HK Limited, a private company organized and existing under the Laws of Hong Kong with limited liability (the “HK Subsidiary”);

(6)	墨非纪元(北京)科技有限公司, a wholly foreign owned enterprise organized and existing under the Laws of the PRC (the “WFOE”);

(7)	环球墨非(北京)科技有限公司, a limited liability company organized and existing under the Laws of the PRC (the “Domestic Company”);

(8)	上海墨影非寰科技有限公司, a limited liability company organized and existing under the Laws of the PRC (“Shanghai Mofy”);

(9)	喀什墨非交互数字科技有限公司, a limited liability company organized and existing under the Laws of the PRC (“Kashi Mofy”);

(10)	西安数字云库科技有限公司, a limited liability company organized and existing under the Laws of the PRC (“XiAn Mofy”);

(11)	墨非(北京)影视科技有限公司, a limited liability company organized and existing under the Laws of the PRC (“Beijing Mofy”); and

(12)	Standard International Capital Partners SPC (for and on behalf of Standard International Capital Partners Fund I SP), a segregated portfolio company organized and existing under the laws of the Cayman Islands (or its designated Affiliates and permitted assignees, the “Investor”).

Each of the foregoing parties is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A. The Group Companies are engaged in virtual content production, digital marketing, and digital assets development for the metaverse industry (the “Principal Business”). The Company seeks expansion capital to grow the Principal Business and, correspondingly, seeks to secure investment from the Investor, on the terms and conditions set forth herein.

B. The Investor desires to invest in the Company by subscribing for and purchasing certain Ordinary Shares (as defined below), and the Company desires to issue and sell such Ordinary Shares to the Investor, pursuant to the terms of this Agreement.

C. The Parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS

Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the meanings set forth in Exhibit B.

2. TRANSACTION

2.1 Authorization. Subject to the terms and conditions hereof, on or prior to the Closing (as defined below), the Company shall have authorized the issuance and sale of an aggregate of 381,963 Ordinary Shares, having the rights, preferences and privileges as set forth in the Memorandum and Articles.

2.2 Purchase and Sale of Ordinary Shares at the Closing. Subject to the terms and conditions of this Agreement, at the Closing, the Investor agrees to subscribe for and purchase, and the Company agrees to issue, allot and sell to the Investor, that number of Ordinary Shares (the “Purchased Shares”) as set forth opposite to the name of the Investor in the column of “Number of Purchased Shares” on Part III of Exhibit A attached hereto, with the Investor to pay as consideration for such Ordinary Shares a per share purchase price of US$3.92708333 and the aggregate purchase price as set forth opposite the Investor in the column of “Investment Amount” on Part III of Exhibit A attached hereto (the “Investment Amount”). The Company’s capitalization table immediately upon the Closing (as defined below) is set forth in Part I(B) of Exhibit A attached hereto.

3. CLOSING

3.1 Closings. The consummation of the purchase and sale of the Purchased Shares (the “Closing”) shall take place remotely via the exchange of documents and signatures as soon as practical (but in no event later than fifteen (15) Business Days) after all closing conditions pursuant to Section 5 hereof have been waived or satisfied (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing), or at such other time and place as the Company and the Investor shall agree in writing. At the Closing Date, the Company shall sell and issue to the Investor, and the Investor shall purchase from the Company, the Purchased Shares.

3.2 Closing Deliverables.

(i) At the Closing Date, the Company shall deliver (or cause to be delivered) to the Investor:

(a) a true copy of the Company’s updated register of members duly certified by the corporate secretary of the Company, reflecting the Investor’s ownership of the Purchased Shares; and

(b) a true copy of the share certificate to the Investor representing the Purchased Shares purchased by the Investor, with the original (duly signed and sealed for and on behalf of the Company) to be delivered to the Investor within ten (10) Business Days after the Closing Date.

(ii) At the Closing Date and against the delivery of the items to an Investor pursuant to Section 3.2(i) above, the Investor shall wire the Investment Amount to the Company, provided that the Company shall provide its bank account information by delivering a wire transfer instruction to the Investor at least ten (10) Business Days prior to the Closing Date.

4. REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of Warrantors. Subject to such exceptions as may be specifically set forth in the Disclosure Schedule attached hereto as Exhibit E (the “Disclosure Schedule”), each of the Group Companies, the Founder Parties and the ESOP Platform (each a “Warrantor”, collectively, the “Warrantors”) hereby, jointly and severally, represents and warrants to the Investor that each of the statements contained in Exhibit D attached hereto (the “Warrantor Representations and Warranties”) is true, correct and complete as of the date of this Agreement and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date, which representations and warranties will only need to be true, correct and complete as of such particular date). Between the Signing Date and the Closing Date, without prejudice to the force and effect of the Warrantor Representations and Warranties, the Warrantors shall inform the Investor of all events that the Warrantors believe will likely cause a breach of the Warrantor Representations and Warranties.

4.2 Representations and Warranties of the Investor. The Investor hereby represents and warrants to the Warrantors that its representations and warranties set forth in this Section 4.2 (the “Investor Representations and Warranties”) are true, correct and complete as of the date of this Agreement and as of the Closing Date.

(i) Due Organization. The Investor is duly incorporated, organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization.

(ii) Authorization.

(a)	The Investor has all requisite power and authority to enter into the Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder. All action on the part of the Investor necessary for the authorization, execution, delivery and performance of the Transaction Documents, and the performance of all of the Investor’s obligations under the Transaction Documents, has been taken or will be taken prior to the Closing.

(b)	Any consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third Person that is required to be obtained by the Investor in connection with the execution and delivery of the Transaction Documents by the Investor or the performance of the Investor’s obligations hereunder or thereunder, has been obtained or will be obtained prior to the Closing.

(iii) Binding Effect. This Agreement and the other Transaction Documents have been duly executed and delivered by the Investor and this Agreement and the other Transaction Documents constitute the Investor’s legal, valid and binding obligation, enforceable against the Investor in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and general equity principles.

5. CONDITIONS

5.1 Closing Conditions. The obligation of the Investor to purchase the Purchased Shares and pay the Investment Amount at Closing is subject to the satisfaction, or waiver by the Investor, of each of the following conditions:

(i) Representations and Warranties. The Warrantor Representations and Warranties shall be true, correct and complete in any material respect as of the Signing Date and as of the Closing Date, with the same force and effect as if they were made on and as of such date (other than those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true, correct and complete as of such particular date).

(ii) Performance of Obligations. Each Warrantor shall have performed and complied with all agreements, obligations and conditions that are required by the Transaction Documents to be performed or complied with by it on or before the Closing in any material respect.

(iii) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated under this Agreement and the other Transaction Documents and all documents and instruments incident to such transactions shall be completed.

(iv) Approvals. Each approval, authorization, consent or waiver which is required to be obtained by each Warrantor in connection with the consummation of the transactions contemplated under this Agreement and the other Transaction Documents, shall have been duly obtained prior to and be effective as of the Closing, including (a) the approval by each Group Company’s board of directors and shareholders of the execution, delivery and performance by it of the Transaction Documents to which it is a party and the transactions contemplated thereby, (b) the waiver by the Existing Shareholders of any preemptive rights, anti-dilution rights (if applicable) and all similar rights in connection with the issuance of the Purchased Shares at the Closing, and (c) all permits, authorizations, approvals or consents of, notice or reporting to, or registration or filing with any Governmental Authority or other Person in relation to the transactions contemplated under or as required by this Agreement.

(v) Waiver of Claims. The Existing Shareholders shall have (or if applicable, shall have caused its Affiliates to have) unconditionally and irrevocably released, relinquished and discharged any and all claims which such Existing Shareholders now have, own or hold, or at any time heretofore had, owned or held, or could, shall or may hereafter have, own or hold against any Group Company (or any director, officer, employee, agent or representative of any Group Company) in connection with or relating to any matter or affair of any Group Company (except for claims arising under the investment Contract whereby such Existing Shareholders make their respective investment in the Group Companies).

(vi) Key Employees’ Employment Agreement and Confidential, Non-competition and Non-solicitation Agreement. The Founder and each other Key Employee shall have entered into an employment agreement, and a confidentiality and intellectual property assignment agreement, with a Group Company, each in form and substance satisfactory to the Investor.

(vii) No Material Adverse Effect. There shall have been no Material Adverse Effect since the Signing Date.

(viii) Internal Approvals. The Investor shall have obtained its internal approvals of the transactions contemplated hereunder.

(ix) Due Diligence. The Investor shall have completed its due diligence investigation over the Group Companies, the result of which is satisfactory to the Investor.

(x) Closing Certificate. The Warrantors shall have executed and delivered to the Investor at the Closing a certificate dated as of the Closing Date (a) stating that the conditions specified in this Section 5.1 (except for items (viii) and (ix), and other conditions that have been waived by the Investor) have been fulfilled as of the Closing Date, and (b) attaching thereto (x) the charter documents of the Company as then in effect, and (y) copies of all resolutions approved by the shareholders and boards of directors of each Group Company related to the transactions contemplated by this Agreement and other Transaction Documents.

6. COVENANTS

6.1 Stamped Memorandum and Articles. The Company shall, and the other Warrantors shall cause the Company to obtain the duly stamped Memorandum and Articles within fifteen (15) days after the Closing (if applicable).

6.2 Use of Proceeds. The Investment Amount shall be used to develop the Principal Business. The Investment Amount shall not be used in the payment of any debts of borrowed money of any Group Company or in the repurchase or cancellation of securities held by any shareholders of any Group Company or for any other purpose without the prior written consent of the Investor.

6.3 Compliance with Laws. The Group Companies shall, and the other Warrantors shall cause the Group Companies to, conduct their respective business as presently conducted and as proposed to be conducted in compliance with all applicable Laws in material respects, hire a full-time legal manager to handle legal-related matters of the Group Companies, and obtain, make and maintain in effect, all material Permits from the relevant Governmental Authority or other Person required. Without limiting the generality of the foregoing, the Founder and each of Individual Holders who is a “domestic resident” (as defined in Circular 37) shall duly complete, obtain and update the foreign exchange registration with the competent local branch of the SAFE with respect to his/her direct and indirect record and beneficial ownership of Equity Securities in the Company and each other Group Company in accordance with the requirement of the applicable SAFE rules and regulations.

6.4 Confidentiality. Each Party shall, and shall cause its Controlled Affiliates to, keep confidential the Confidential Information except otherwise provided under the Transaction Documents or as the Company and the Investor shall mutually agree in writing otherwise; provided that any Party may disclose Confidential Information or permit the disclosure of Confidential Information (a) to the extent required by applicable Laws or the rules of any stock exchange; provided that such Party shall, where practicable and to the extent permitted by applicable Laws, provide the other Parties with prompt written notice of that fact and use all reasonable efforts to seek (with the cooperation and reasonable efforts of the other Parties) a protective order, confidential treatment or other appropriate remedy; and in such event, such Party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to keep such information confidential to the extent reasonably requested by any such other Parties, (b) to its officers, directors, employees, and professional advisors on a need-to-know basis for the performance of its obligations in connection herewith so long as such Party is subject to confidentiality restrictions at least as stringent as the confidentiality provisions herewith and (c) to its current or bona fide prospective investor, investment bankers and any Person otherwise providing substantial debt or equity financing to such Party so long as such Person is subject to confidentiality restrictions at least as stringent as the confidentiality provisions herewith. For the avoidance of doubt, Confidential Information does not include information that (i) was already in the possession of the receiving Party before such disclosure by the disclosing Party, (ii) is or becomes available to the public other than as a result of disclosure by the receiving Party in violation of this Section 6.4, or (iii) is or becomes available to the receiving Party from a third party who has no confidentiality obligations to the disclosing Party.

6.5 Public Announcement. The Parties shall not make any announcement regarding the transaction contemplated by this Agreement, other Transaction Documents and any related documentation (including the existence of any Transaction Document) in a press release, conference, advertisement, announcement, professional or trade publication, marketing materials or otherwise to the general public without the prior written consent of the Company and the Investor.

6.6 Permits. The Group Companies shall, and the other Warrantors shall cause the Group Companies to obtain such Permits required for the operation of the business by any of the Group Companies within the time limit set forth in the applicable Laws, including but not limited to the Permits with respect to the Value-added Telecommunications Services.

6.7 Intellectual Property Rights Protection. The Group Companies shall, and the other Warrantors shall cause the Group Companies to take all necessary steps promptly to protect the Group Companies’ respective Intellectual Property rights, including, wherever reasonable, registering their respective trademarks, brand names, domain names and copyrights and applying for patents on their respective technology. The Group Companies shall, and the other Warrantors shall cause the Group Companies to, make best efforts to fully comply with the Laws in respect of the protection of the Intellectual Property and refrain from interfering the Intellectual Property of others and:

(i) as soon as practicable after the Closing Date, add provisions in the templates of the business Contracts being used by the Group Companies in the ordinary course of business, clarifying the ownership of the Intellectual Property of the virtual assets arising from the performance of the business Contracts, in a manner satisfactory to the Investor; and

(ii) (1) as soon as practicable after the Closing Date, to the extent that any Company IP has been developed or created independently or jointly by an independent contractor or any third party for a Group Company, or is incorporated into any products or services of a Group Company, such Group Company shall enter into a written agreement with such independent contractor or third party, confirming that such Group Company has all the right, title and interest in and to (and is the exclusive owner of) all such Company IP; and (2) each Group Company will enter into an agreement with respect to the Intellectual Property with any independent contractor or any third party used by such Group Company after the Closing Date, confirming that such Group Company has all the right, title and interest in and to (and is the exclusive owner of) all the Intellectual Property created in the work or service provided by such independent contractor or other third party to such Group Company.

6.8 Tax Base. Each of the Warrantors, jointly and severally, agrees that (i) in the event of a subsequent sale of shares in the Company by the Investor, the Investor shall be entitled to apply its Investment Amount under this Agreement to its indirect basis in the equity of the WFOE with respect to any tax filing, tax position and other communication with the relevant PRC Governmental Authorities for purposes of determining any income tax, capital gains tax or any other tax calculated with reference to gains made by the Investor through the purchase and sale of the Shares in the Company, and (ii) it shall not take any position that is inconsistent with (or would otherwise adversely impact the credibility of) clause (i) above in its filings or other communications with the relevant PRC Governmental Authorities.

7.  INDEMNITY

7.1 General Indemnification. To the fullest extent permitted by Law, each of the Warrantors covenants and agrees, jointly and severally, to indemnify and hold harmless each of the Indemnified Party from and against any and all losses, damages, liabilities, claims, proceedings, costs, Tax-related and other expenses (including the fees, disbursements and other reasonable charges of counsel incurred by any Indemnified Party in any action between any Warrantor and any Indemnified Party, in connection with any investigation or evaluation of a claim or otherwise), penalties and interest (collectively, the “Losses”) resulting from or arising out of any breach by any Warrantor of any representations, warranties, covenants or agreements in this Agreement or any other Transaction Documents. If and to the extent that such indemnification is unenforceable for any reason, each Warrantor will make the maximum contribution to the payment and satisfaction of such indemnified liabilities permissible under applicable Laws. The rights contained in this Section 7 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation.

7.2 Special Indemnity. Without limiting the generality of the foregoing, each Warrantor shall, jointly and severally, indemnify and hold harmless each Indemnified Party from and against any Loss suffered by such Indemnified Party, directly or indirectly, as a result of, or based upon or arising from (a) any failure to pay Social Insurance contribution by any Group Company before the Closing, (b) any Group Company’s failure to withhold, or pay any Taxes and any shareholder of any Group Company’s failure to withhold, or pay any Taxes about his/her/its shareholding or share transferring of any Group Company in accordance with the applicable Laws before the Closing, (c) any Liability incurred by any Group Company arising in respect of, by reference to or in consequence of any Group Company’s failure to obtain or maintain the relevant Permit as required by applicable Laws prior to the Closing, (d) any infringement of Intellectual Property rights of any Person by any Group Company existed on or prior to the Closing, (e) any violation by any Group Company of the Advertising Law, (f) the inconsistency between the registered address and the actual business address of the Domestic Company, (g) any violation by any Group Company of relevant Laws with respect to personal information protection and data collection, (h) any violation of a Material Contract (including the loan agreements of the Group Companies), (i) any failure to comply with the non-subcontracting obligation under any Contract entered into between any Group Company, on the one hand, and its clients or customers, on the other hand, (j) any failure to complete the registration with the competent Governmental Authority in respect of any Real Property leasehold of any Group Company, or (k) any violation by any Group Company of labor-related Laws (including any failure to compensate any employee for working overtime, any noncompliance in relation to any employment agreement and the employee handbook).

8. MISCELLANEOUS

8.1 Governing Law. This Agreement shall be governed by and construed under the Laws of Hong Kong, without regard to principles of conflict of laws thereunder.

8.2 Dispute Resolution.

(i)  If the Parties are unable to settle any dispute arising out of or in connection with this Agreement through negotiations within thirty (30) days of initial notification of such dispute, such dispute shall be submitted to the Hong Kong International Arbitration Centre (the “HKIAC”) for arbitration in Hong Kong. Such arbitration shall be conducted in the English language. Unless otherwise expressly stated herein, the arbitration shall be conducted in accordance with the HKIAC’s arbitration rules as in effect at the time of submission to arbitration.

(ii)  The arbitral tribunal shall consist of three arbitrators; each side in dispute shall appoint one arbitrator and the third arbitrator shall be appointed by both sides with mutual agreement as the presiding arbitrator. If no agreement can be reached within the time period required by the HKIAC, the presiding arbitrator shall be appointed by the Chairman of the HKIAC. The arbitral award shall be final and binding upon both Parties.

(iii) Each Party shall cooperate with the others in making full disclosure of and providing complete access to all information and documents requested by the others in connection with such arbitration proceedings, subject only to any doctrine of legal privilege or any confidentiality obligations binding on such Party.

(iv) The costs of arbitration shall be borne by the losing Party, unless otherwise determined by the arbitration tribunal.

(v)  When any dispute occurs and when any dispute is under arbitration, except for the matters in dispute, the Parties shall continue to fulfil their respective obligations and shall be entitled to exercise their rights under this Agreement.

(vi) The award of the arbitration tribunal shall be final and binding upon the Parties, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

(vii) Regardless of anything else contained herein, any Party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the conclusion of the arbitration.

8.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery either in person or by sending it by next-day or second-day courier service, electronic mail or similar means to the respective Parties at the addresses specified on Exhibit C (or at such other address as such Party may designate by ten (10) day’s advance written notice to the other Parties given in accordance with this Section 8.3). Where a notice is given personally, delivery shall be deemed to have been effected on receipt (or when delivery is refused). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid if sent during normal business hours of the recipient on a Business Day thereof and otherwise on the next Business Day thereof.

8.4 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties whose rights or obligations hereunder are affected by such terms and conditions. This Agreement, and the rights and obligations hereunder, shall not be assigned without the mutual prior written consents of the Investor and the Company; provided that the Investor may assign rights or obligations under this Agreement to any of its Affiliates.

8.5 Rights Cumulative; Specific Performance. Each and all of the various rights, powers and remedies of a Party will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party. Without limiting the foregoing, the Parties acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

8.6 Fees and Expenses. The Company shall pay or reimburse all legal service fees and expenses (including fees and expenses for lawyers, accountants, auditors, financial advisors, technical consultants and other professions) actually incurred by the Investor in connection with the due diligence investigations and the negotiation, drafting, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby. Notwithstanding anything to the contrary herein, the Warrantors shall compensate the Investor for its costs, expenses and Taxes in connection with the Investor’s any subsequent sale of the Shares that the Investor or its Affiliate holds in the Company.

8.7 Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Laws in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law.

8.8 Waiver and Amendment. This Agreement may only be amended or modified with an instrument in writing signed by the Parties. Any waiver, permit, consent or approval of any kind of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing signed by the Parties. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

8.9 Interpretation. For all purposes of this Agreement, except as otherwise expressly provided, (a) the defined terms shall have the meanings assigned to them in its definition and include the plural as well as the singular, and pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (b) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement unless explicitly stated otherwise, and all references in this Agreement to designated exhibits are to the exhibits attached to this Agreement unless explicitly stated otherwise, (c) the words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (d) any reference in this Agreement to any “Party” or any other Person shall be construed so as to include its successors in title, permitted assigns and permitted transferees, (e) any reference in this Agreement to any agreement or instrument is a reference to that agreement or instrument as amended or novated, (f) this Agreement is jointly prepared by the Parties and should not be interpreted against any Party by reason of authorship, (g) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”, and (h) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

8.10 Entire Agreement. This Agreement, together with the other Transaction Documents, constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

8.11 Termination.

(i) Termination of Agreement. This Agreement may be terminated at any time prior to the Closing (a) by mutual written consent of the Parties, or (b) by the Investor, by written notice to the Company, if an injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction is issued that prohibits the consummation of the transactions contemplated hereby due to reasons other than a fault on the part of the Investor, or (c) by the Investor, by written notice to the Company, if the Closing has not been consummated within sixty (60) days after the date hereof, or (d) by the Investor, by written notice to the Company, (i) if any Warrantor shall have breached, in any material respect, any of its representations, warranties, covenants or other obligations under this Agreement and other Transaction Documents and such breach shall be incapable of cure or has not been cured within fourteen (14) days following the giving of written notice of such breach to the breaching Party, or (ii) if there shall have occurred a Material Adverse Effect. Such termination under this Section 8.11 shall be without prejudice to any claims for damages or other remedies that the Parties may have under this Agreement or applicable Law.

(ii) Effect of Termination. If this Agreement is terminated pursuant to the provision of Section 8.11(i), this Agreement will be of no further force or effect. Notwithstanding the foregoing, no such termination shall relieve any Party of any liability for Losses resulting from any breach prior to such termination by such Party of its covenants, agreements, representations or warranties set forth herein.

(iii) Survival. The provisions of Section 6.4 (Confidentiality), Section 7 (Indemnity) and Section 8 (Miscellaneous) of this Agreement shall survive the expiration or early termination of this Agreement.

8.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

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IN WITNESS WHEREOF, the Parties have duly executed this SHARE PURCHASE AGREEMENT as of the date first above written.

Company

Global Mofy Metaverse Limited

By:
Name:
Title:

HK Company

Global Mofy HK Limited

By:
Name:
Title:

WFOE

墨非纪元（北京）科技有限公司

(Company Seal)

By:
Name:
Title:

Domestic Company

环球墨非（北京）科技有限公司

(Company Seal)

By:
Name:
Title:

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the Parties have duly executed this SHARE PURCHASE AGREEMENT as of the date first above written.

Shanghai Mofy

上海墨影非寰科技有限公司

(Company Seal)

By:
Name:
Title:

Kashi Mofy

喀什墨非交互数字科技有限公司

(Company Seal)

By:
Name:
Title:

XiAn Mofy

西安数字云库科技有限公司

(Company Seal)

By:
Name:
Title:

Beijing Mofy

墨非（北京）影视科技有限公司

(Company Seal)

By:
Name:
Title:

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the Parties have duly executed this SHARE PURCHASE AGREEMENT as of the date first above written.

New Jolene

New Jolene&R L.P.

By:
Name:
Title:

Founder

YANG Haogang (杨好刚)

By:

Founder Entity

James Yang Mofy Limited

By:
Name:
Title:

Founder Entity

Yang Hao Gang Limited

By:
Name:
Title:

Founder Entity

Smart Executive Developments Limited

By:
Name:
Title:

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the Parties have duly executed this SHARE PURCHASE AGREEMENT as of the date first above written.

Investor

Standard International Capital Partners SPC (for and on behalf of Standard International Capital Partners Fund I SP)

By:
Name:
Title: Authorized Signatory

Signature Page to Share Purchase Agreement

SCHEDULE I

1.	YANG Haogang (杨好刚), a Chinese citizen (PRC ID No [ ]; Passport No. [ ])

SCHEDULE I

SCHEDULE II

1.	James Yang Mofy Limited, a company incorporate under the Laws of the British Virgin Islands, 90% Equity Securities of which are owned by Smart Executive Developments Limited, and 10% Equity Securities of which are owned by Yang Hao Gang Limited.

2.	Smart Executive Developments Limited, a company incorporate under the Laws of the British Virgin Islands, which is wholly owned by ARK Trust (Singapore) Limited.

3.	Yang Hao Gang Limited, a company incorporate under the Laws of the British Virgin Islands, which is wholly owned by YANG Haogang (杨好刚).

SCHEDULE II

EXHIBIT A

COMPANY INFORMATION

Part I CAPITALIZATION TABLE

(A)	As of immediately prior to the Closing:

Authorized capital: US$50,000 divided into 25,000,000,000 Ordinary Shares, par value of US$0.000002 each, of which 24,000,000 shares are issued and outstanding.

Issued capital (the shareholding percentage is calculated on a fully diluted and as converted basis):

Shareholder	Ordinary Shares	Shareholding Percentage
Lianhe Universal Holding Group Limited (联合寰宇投资控股集团有限公司)	2,306,400	9.61%
New Jolene&R L.P.	1,838,400	7.66%
New Luyuchao Limited	1,329,600	5.54%
New Shi Xiao Li Holding Limited	1,140,000	4.75%
New Lvxiaohui Holding Limited	832,800	3.47%
New Lv Yuan Yuan Limited	1,053,600	4.39%
New Jiang Wen Jun Limited	758,400	3.16%
Yangqin Limited	1,087,200	4.53%
New Vivi.Z Investment Limited	468,000	1.95%
New Chen Si Han Limited	163,200	0.68%
James Yang Mofy Limited	11,090,400	46.21%
Sun Hui	333,600	1.39%
Mofy Yi Limited	986,400	4.11%
Viru Technology Limited (微潤科技有限公司)	612,000	2.55%
Total	24,000,000	100.00%

(B)	As of immediately after the Closing:

Authorized capital: US$ 50,000 divided into 25,000,000,000 Ordinary Shares, par value of US$0.000002 each, of which 24,000,000 shares are issued and outstanding.

Issued capital (the shareholding percentage is calculated on a fully diluted and as converted basis):

Shareholder	Ordinary Shares	Shareholding Percentage
Lianhe Universal Holding Group Limited (联合寰宇投资控股集团有限公司)	2,269,693	9.46%
New Jolene&R L.P.	1,809,142	7.54%
New Luyuchao Limited	1,308,439	5.45%
New Shi Xiao Li Holding Limited	1,121,857	4.67%
New Lvxiaohui Holding Limited	819,546	3.41%
New Lv Yuan Yuan Limited	1,036,832	4.32%
New Jiang Wen Jun Limited	746,330	3.11%
Yangqin Limited	1,069,897	4.46%
New Vivi.Z Investment Limited	460,552	1.92%
New Chen Si Han Limited	160,603	0.67%
James Yang Mofy Limited	10,913,894	45.48%
Sun Hui	328,291	1.37%
Mofy Yi Limited	970,701	4.04%
Viru Technology Limited (微潤科技有限公司)	602,260	2.51%
Standard International Capital Partners SPC (for and on behalf of Standard International Capital Partners Fund I SP)	381,963	1.59%
Total	24,000,000	100.00%

EXHIBIT A - 1

Part II COMPANY DETAIL

Company Name	Global Mofy Metaverse Limited

Registered Address	offices of ICS Corporate Services (Cayman) Limited, 3-212 Governors Square, 23 Lime Tree Bay Avenue, P.O. Box 30746, Seven Mile Beach, Grand Cayman KY1-1203, Cayman Islands

Date of Incorporation	September 29, 2021

Place of Incorporation	Cayman Islands

Authorized Shares	See Part I of Exhibit A

Issued Shares	See Part I of Exhibit A

Shareholders (and shareholding percentage)	See Part I of Exhibit A

PART III INVESTOR AND PURCHASED SHARES

Name	Number of Purchased Shares	Investment Amount
Standard International Capital Partners SPC (for and on behalf of Standard International Capital Partners Fund I SP)	381,963 Ordinary Shares	US$1,500,000

PART IV KEY EMPLOYEES

Name	Identification Number	Title
YANG Haogang (杨好刚)	320722199007207373	CEO
JIANG Wenjun (蒋文君)	130204198401044824	CTO
LI Qing (李青)	130821198307200025	COO
ZHANG Wei (张巍)	320102198005180848	CFO

EXHIBIT A - 2

EXHIBIT B

DEFINITIONS

“Accounting Standards”	means the generally accepted accounting principles of the U.S. or any other accounting standards approved by the Board.

“Affiliate”	means, with respect to a Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person, or, in the case of a natural Person, any other Person that is Controlled by such Person or is a relative of such Person, or any other Person controlled by such relative, where “relative” of a Person means such Person’s spouse, parent, grandparent, child, grandchild, sibling or the spouse of such Person’s child, grandchild or sibling. In the case of the Investor, the term “Affiliate” shall also include (i) any controlling shareholder of the Investor, (ii) any entity or individual which has a direct or indirect controlling interest in such controlling shareholder referred to in (i) above (including, any general partner or limited partner, or any fund manager thereof, if any) or any fund manager thereof, (iii) any Person that directly or indirectly Controls, is Controlled by, is under common Control with, or is managed by the Investor, any controlling shareholder or any fund manager referred to in (i) and (ii) above, (iv) a child, brother, sister, parent, or spouse of any individual referred to in (ii) above, and (v) any trust controlled by or held for the benefit of such Persons referred to in (i) to (iv) above.

“Agreement”	has the meaning set forth in the Preamble.

“Beijing Mofy”	has the meaning set forth in the Preamble.

“Benefit Plan”	means any bonus plan, incentive plan, profit sharing plan, or any other plan or enforceable agreements which provides or provided benefits (other than basic or monthly salary pursuant to the employment agreement) for any past or present employee, officer, consultant or director of a Person or with respect to which contributions are or have been made on account of any past or present employee, officer, consultant or director of such a Person.

“Business Day”	means any day other than a Saturday, Sunday or other day on which commercial banks in Hong Kong, the Cayman Islands, New York (the U.S.) or the PRC are required or authorized by law or executive order to be closed or on which a tropical cyclone warning no.8 or above or a “black” rainstorm warning signal is hoisted in Hong Kong or the PRC at any time between 8:00 a.m. and 6:00 p.m. Hong Kong or Beijing time.

“Closing”	has the meaning set forth in Section 3.1.

“Closing Date”	means the date upon which the Closing takes place pursuant to this Agreement.

“Company”	has the meaning set forth in the Preamble.

“Company IP”	has the meaning set forth in Section 13.3 of Exhibit D.

“Company Owned IP”	has the meaning set forth in Section 13.3 of Exhibit D.

“Company Registered IP”	has the meaning set forth in Section 13.3 of Exhibit D.

EXHIBIT B - 1

“Confidential Information”	means (i) all trade secrets, proprietary information, research plans and directions, research protocol, research data and results, research analysis and reports, scientific discovery and findings, clinical study plan, clinical study data and results, invention, concepts, formula, recipe and process, and other data and information, in any form, belonging to the Company, its Subsidiaries or Affiliates, or any of their customers, clients, consultants or licensees, which are held in confidence or identified or treated as confidential, by the Company, its Subsidiaries or Affiliate, or any of their customers, clients, consultants or licensees including business plans and arrangements, customer lists, marketing materials, financial information, personnel information, survey, statistics, forecast and projections, computer software, and any information in its database, but excludes information which the Company has voluntarily disclosed to the public or any third party without restriction, or which is otherwise known to the public at large; and (ii) the financing terms, including their existence, as well as the transactions as contemplated under the Transaction Documents; and (iii) any information furnished by the Investor, including the Investor’ names, trademarks and logo.

“Control”	means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and includes (x) ownership directly or indirectly of 50% or more of the shares in issue or other Equity Securities of such Person, (y) possession directly or indirectly of 50% or more of the voting power of such Person or (z) the power directly or indirectly to appoint a majority of the members of the board of directors or similar governing body of such Person, and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Contract”	means a contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, sale order, and other legally binding arrangement, whether written or oral.

“Circular 37”	means the Circular on Issues Relating to the Administration of Foreign Exchange of Offshore Investment and Financing through Special Purpose Vehicles and Round-Tripping Investment by PRC Resident (《国家外汇管理局关于境内居民通过特殊目的公司境外投融资及返程投资外汇管理有关问题的通知》[汇发（2014）37号]) issued by the SAFE on July 4, 2014 with effect from July 4, 2014, and any implementation, successor rule or regulation under the PRC Laws.

“Disclosure Schedule”	has the meaning set forth in Section 4.1.

“Domestic Company”	has the meaning set forth in the Preamble.

“Environment”	means land (including surface land, sub-surface strata and natural and man-made structures), water (including coastal and inland waters, surface waters, ground waters and water in drains and sewers) and air.

EXHIBIT B - 2

“Environmental Matters”	means (i) pollution or contamination of the Environment, (ii) the production, storage, use, transport, disposal, release or discharge of Hazardous Substances, (iii) the exposure of any Person or other living organism to Hazardous Substances, or (iv) the creation of any noise, vibration or other material adverse impact on the Environment.

“Environmental Permit”	means a Permit concerned with the pollution or protection of the Environment (including any approval of an environmental impact appraisal report, examination and approval of environmental protection facilities and any Permit for the discharge of waste or pollutants, use or discharge of Hazardous Substances or use of natural resources) or the protection of the health of humans, animals or plants.

“Equity Securities”	means, with respect to any Person, such Person’s capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests (including, in the case of the Company, Shares) or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

“ESOP”	means the equity incentive plan of the Company duly adopted or to be duly adopted by the Company.

“Existing Shareholder”	means each of the James Yang Mofy Limited, Lianhe Universal Holding Group Limited (联合寰宇投资控股集团有限公司), New Jolene&R L.P., New Luyuchao Limited, New Shi Xiao Li Holding Limited, New Lvxiaohui Holding Limited, New Lv Yuan Yuan Limited, New Jiang Wen Jun Limited, Yangqin Limited, New Vivi.Z Investment Limited, New Chen Si Han Limited, Sun Hui, Mofy Yi Limited, and Viru Technology Limited (微潤科技有限公司) and, collectively, the “Existing Shareholders”.

“Financial Statements”	has the meaning set forth in Section 18 of Exhibit D.

“Founder”	has the meaning set forth in the Preamble.

“Founder Entity” or “Founder Entities”	has the meaning set forth in the Preamble.

“Founder Party” or “Founder Parties”	has the meaning set forth in the Preamble.

“fully diluted and as converted basis”	means that the calculation is to be made assuming that all outstanding options, warrants, other Equity Securities convertible into, or exercisable or exchangeable for, the Shares (whether or not by their terms then currently convertible) and Equity Securities which have been reserved for issuance pursuant to the ESOP, have been so converted, exercised, exchanged or issued.

“Group Company”	means, each of the Company, the HK Subsidiary, the WFOE, the Domestic Company, Shanghai Mofy, Kashi Mofy, XiAn Mofy, and Beijing Mofy, together with each Subsidiary and any future Subsidiary (as applicable) of any of the foregoing, and “Group” or “Group Companies” refers to all of Group Companies collectively.

EXHIBIT B - 3

“Governmental Authority”	means, any government of any nation, federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Hazardous Substances”	means a natural or artificial substance, organism, preparation or article which (alone or combined with another substance) is or may be harmful to the Environment or the health of humans, animals or plants, or which is prohibited or restricted under applicable Laws.

“HKIAC”	has the meaning set forth in Section 8.2(i).

“Hong Kong”	means the Hong Kong Special Administrative Region of the PRC.

“HK Subsidiary”	has the meaning set forth in the Preamble.

“Indemnified Party”	means the Investor and its Affiliates, shareholders, partners, officers, directors, employees, agents, successors and assigns.

“Individual Holder”	means each of YANG Haogang (杨好刚) (PRC ID number: 320722199007207373, Passport Number: EB5424814), REN Zhenquan (任振泉) (PRC ID number: 310106197303040017), CHEN Sihan (陈思含) (PRC ID number: 610427198902110025), JIANG Wenjun (蒋文君), (PRC ID number: 130204198401044824), YANG Qin (杨琴) (PRC ID number: 320722199205087325)，LU Yuchao (陆雨超) (PRC ID number: 32072219860212069X), LV Xiaohui (吕晓惠) (PRC ID number: 230105198508301629), LV Yuanyuan (吕远远) (PRC ID number:320722198912202359 ), SHI Xiaoli (侍小丽) (PRC ID number: 321322199001235022), SUN hui (孙辉) (Passport Number: K1891597B), ZHANG Wei (张巍) (PRC ID number: 320102198005180848).

“Intellectual Property”	means any and all (i) patents, patent rights and applications therefor and reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefor, author’s rights and works of authorship (including artwork, software, computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms and other intellectual property, (vi) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor, and (vii) the goodwill symbolized or represented by the foregoing.

EXHIBIT B - 4

“Investment Amount”	has the meaning set forth in Section 2.2.

“Investor”	has the meaning set forth in the Preamble.

“Investor Representations and Warranties”	has the meaning set forth in Section 4.2.

“Kashi Mofy”	has the meaning set forth in the Preamble.

“Key Employees”	means the Persons listed on Part IV of Exhibit A hereof.

“Knowledge”	means, with respect to the Warrantors, the actual knowledge of any of the Warrantors and Key Employees, and any knowledge which should have been acquired by each such Person after making such due inquiry and exercising such due diligence as a prudent business Person would have made or exercised in the management of their business affairs, including due inquiry of all officers, directors, employees, consultants and professional advisers (including attorneys, accountants and auditors) of the Group and of its Affiliates who could reasonably be expected to have knowledge of the matters in question.

“Law” or “Laws”	means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable governmental orders.

“License”	has the meaning set forth in Section 13.3 of Exhibit D.

“Lien”	means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by Contract, understanding, Laws, equity or otherwise.

“Losses”	has the meaning set forth in Section 7.1.

“Material Adverse Effect”

means any of the following: (a) a event, occurrence, fact, condition, change or development that has had, has, or could reasonably be expected to have a material adverse effect on the business, properties, assets, operations, results of operations, condition (financial or otherwise), liabilities or prospects of the Group Companies taken as a whole, (b) material impairment of the ability of any Warrantor to perform the material obligations of such Person hereunder or under any other Transaction Documents, as applicable, or (c) material impairment of the validity or enforceability of this Agreement or any other Transaction Documents against any Group Company or Founder Party. For the avoidance of doubts, a Material Adverse Effect shall not include any effect or incident directly or indirectly arising from any of the following matters: (i) any change of overall political or economic environment and conditions; (ii) any change or incident causing a pervasive impact on the industry in which the Group carries out its business; (iii) the outbreak of any war, terrorism, epidemic or infectious disease (including the Covid-19 pandemic), natural disaster or any similar incident; (iv) any actions as required, allowed or permitted under the Transaction Documents; and (v) any change of applicable Laws or Accounting Standards; except, in each case, to the extent such events, changes, developments, effects, conditions, circumstances, matters, occurrences or states of facts have a materially disproportionate adverse effect on the Group relative to other Persons engaged in the industry in which the Group operates.

EXHIBIT B - 5

“Material Contract”	has the meaning set forth in Section 12 of Exhibit D.

“Memorandum and Articles”	means the memorandum and articles of association of the Company (as amended and restated from time to time).

“Ordinary Shares”	means the Company’s ordinary shares, par value US$0.000002 each.

“Party” or “Parties”	has the meaning set forth in the Preamble.

“Person”	means an individual, a partnership (including a limited liability partnership), a proprietorship, a company, a corporation, an association, a joint stock company, a limited liability company, a trust, a firm, a joint venture, a legal person, an unincorporated organization, a Governmental Authority, estate or other enterprise or entity.

“Permits”	has the meaning set forth in Section 8 of Exhibit D.

“PRC”	means the People’s Republic of China, solely for purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan area.

“Preamble”	means the preamble of this Agreement.

“Principal Business”	has the meaning set forth in the recitals.

“Public Software”	means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including, software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (a) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (b) the Artistic License (e.g., PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), (f) the Sun Industry Standards License (SISL), (g) the BSD License, and (h) the Apache License.

“Purchased Shares”	has the meaning set forth in Section 2.2.

“Real Property”	means any and all land, land use rights, buildings, structures, improvements and fixtures located thereon, easement and other rights in real property.

“Related Party”	means any Affiliate, officer, director, supervisory board member, employee, or holder of any Equity Security, whether direct or indirect, of any Group Company, and any Affiliate or associate of any of the foregoing.

“RMB” or “Renminbi”	means the lawful currency of the PRC.

“SAFE”	means the State Administration of Foreign Exchange of the PRC and its local counterparts.

EXHIBIT B - 6

“SAMR”	means the State Administration for Market Regulation of the PRC and its local counterparts.

“Shanghai Mofy”	has the meaning set forth in the Preamble.

“Share” or “Shares”	means a share or shares in the Company and includes a fraction of a share, including Ordinary Shares.

“Signing Date”	has the meaning set forth in the Preamble.

“Subsidiary”	means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“Social Insurance”	means any form of social insurance required under applicable Laws, including the PRC national and local contributions for pensions, medical insurance, unemployment insurance, work-related injury insurance, pregnancy benefits, and housing accumulation funds.

“Statement Date”	has the meaning set forth in Section 18 of Exhibit D.

“Taxes”	means, (i) in the PRC: (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, Social Insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above, and (c) any form of transferee liability imposed by any Governmental Authority in connection with any item described in clauses (a) and (b) above, and (ii) in any jurisdiction other than the PRC: all similar liabilities as described in clauses (i)(a) through (i)(c) above.

“Tax Return”	means any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“Transaction Documents”	means this Agreement, the Memorandum and Articles and each of the other agreements and documents otherwise in connection with the transactions contemplated hereby.

“U.S.”	means the United States of America.

“US$” or “USD”	means the United States Dollars, the lawful currency of the U.S..

“Warrantor”	has the meaning set forth in Section 4.1.

“Warrantor Representations and Warranties”	has the meaning set forth in Section 4.1.

“WFOE”	has the meaning set forth in the Preamble.

“XiAn Mofy”	has the meaning set forth in the Preamble.

EXHIBIT B - 7

EXHIBIT C

NOTICE ADDRESS

For the purpose of the notice provisions contained in this Agreement, the following are the initial addresses of each Party:

If to any Warrantor:

Attention: YANG Haogang（杨好刚）

Address:

Email:

Tel：

If to the Investor:

Attn: Huan XU

Address:

Email:

EXHIBIT C - 1

EXHIBIT D

WARRANTOR REPRESENTATIONS AND WARRANTIES

1. Organization, Standing and Qualification. Each of the Group Companies is duly incorporated, organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization. Each of the Group Companies has all requisite capacity, power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is duly qualified to transact business in each jurisdiction in which it conducts and proposes to conduct business.

2. Due Authorization. All actions on the part of each Warrantor and, as applicable, their respective officers, directors and shareholders necessary for: (a) the authorization, execution and delivery of, and the performance of all obligations of such Warrantor under this Agreement and the other Transaction Documents to which he or it is a party has been taken or will be taken prior to the Closing, and (b) the authorization, issuance, reservation for issuance and delivery of all the Purchased Shares at the Closing have been obtained or will have been obtained prior to the Closing. Each Warrantor (other than the Founder) has all requisite power and authority, and the Founder possesses full legal capacity, to execute and deliver this Agreement and the other Transaction Documents to which he or it is a party and to perform the obligations hereunder and thereunder. Each Transaction Document to which a Warrantor is a party is a legal, valid and binding obligation of such Warrantor, enforceable against it in accordance with its terms.

3. Approvals. Each approval, authorization or consent which is required to be obtained by each Warrantor in connection with the consummation of the transactions contemplated under this Agreement and the other Transaction Documents will have been obtained prior to and be effective as of the Closing.

4. Non-Contravention. The execution, delivery and performance by each Warrantor of and compliance with this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not result in any material respect in (i) any violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, a default under (a) the constitutional documents of such Warrantor, (b) any term or provision of any Contract to which such Warrantor is a party or by which it may be bound, or (c) any applicable Law, (ii) the creation or imposition of any Lien upon, or with respect to, any of the properties or rights of any Warrantor, or (iii) any termination, modification, cancellation, or suspension of any right of, or any augmentation or acceleration of any obligation of, any Warrantor.

5. Corporate Structure; Subsidiaries. No Group Company is obligated to make any investment in or capital contribution in or on behalf of any Person other than the Group Companies. No Founder Entity owns or Controls, or has ever owned or Controlled, directly or indirectly, any Equity Security, interest or share in any Person other than the Group Companies or is or was a participant in any joint venture, partnership or similar arrangement. No Founder Entity is obligated to make any investment in or capital contribution in or on behalf of any Person other than the Group Companies. The Founder Entities were formed solely to acquire and hold the Equity Securities in the Company, the Company was formed solely to acquire and hold the Equity Securities in the HK Subsidiary, and the HK Subsidiary was formed solely to acquire and hold the Equity Securities in the WFOE. None of the Company and the HK Subsidiary has engaged in any other business and has not incurred any liability since its formation. The WFOE is or will be mainly engaged in the Principal Business and has no other business which is not disclosed to the Investor. Except for holding no more than 1% share capital of any listed companies, no Founder and no Person owned or Controlled by the Founder (other than a Group Company) participates, renders consulting service to, assists, is concerned with, engaged or interested in, or has participated, rendered consulting service to, assisted, has been concerned with, engaged or interested in, any business or entity in any manner, directly or indirectly, which is the same with, similar to or otherwise in competition with the Principal Business.

EXHIBIT D - 1

6. Valid Issuance of Shares. The Purchased Shares when issued, delivered and paid in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable, free from any Liens (except for any restrictions on transfer under applicable Laws and under the Transaction Documents, if any). The presently outstanding Shares are duly and validly issued, fully paid and non-assessable, and all outstanding Equity Securities of the Company have been issued in full compliance with the requirements of all applicable Laws including, to the extent applicable, the registration and prospectus delivery requirements of the United States Securities Act of 1933, as amended, or in compliance with applicable exemptions therefrom, and all other provisions of applicable securities Laws, including anti-fraud provisions.

7. Capitalization and Structure

7.1 Company. The Company’s capital structure (including its authorized and issued share capital, and the holders thereof) as set forth on Part I and Part II of Exhibit A are complete, true and accurate as of the time indicated therein.

7.2  Group Companies. Section 7.2 of the Disclosure Schedule (i) sets forth the capitalization table of each Group Company as of immediately prior to the Closing, and immediately after the Closing, in each case reflecting all then outstanding and authorized Equity Securities of such Group Company, and the record holders, the controlling relationship and beneficial holders thereof; and (ii) indicates the nature of the legal entity of each Group Company, the jurisdiction in which each Group Company is organized, and each jurisdiction in which each Group Company is required to be qualified or licensed to do business as a foreign Person. Each of the Group Companies and the Existing Shareholders is the sole record and beneficial holder of the Equity Securities as set forth opposite its name on Section 7.2 of the Disclosure Schedule, free and clear of all Liens of any kind other than those arising under applicable Laws. None of the shareholders of each Group Company is or has been holding the Equity Securities in such Group Company, directly or indirectly, as a nominee or agent. No Group Company owns or Controls, or has ever owned or Controlled, directly or indirectly, any Equity Security, interest or share in any Person other than the Group Companies or is or was a participant in any joint venture, partnership or similar arrangement.

7.3 Reserved Shares; No Other Securities. Except for (a) certain rights provided in the charter documents of the Group Companies as currently in effect, and (b) certain rights provided in the Memorandum and Articles from and after the Closing, (1) there are no other authorized or outstanding Equity Securities of any Group Company; (2) no Equity Securities of any Group Company are subject to any preemptive rights, rights of first refusal (except to those provided by applicable PRC Laws) or other rights to purchase such Equity Securities or any other rights with respect to such Equity Securities; and (3) no Group Company is a party or subject to any Contract that relates to the voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any Equity Security of such Group Company. The Company has not granted any registration rights or information rights to any other Person, nor is the Company obliged to list, any of the Equity Securities of any Group Companies on any securities exchange. Except as contemplated under the Transaction Documents, there are no voting or similar agreements which relate to the share capital or registered capital of any Group Company.

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7.4 Status. All presently outstanding Equity Securities of each Group Company were duly and validly issued or subscribed for in compliance with all applicable Laws, preemptive rights of any Person, and applicable Contracts. All share capital or registered capital, as the case may be, of each Group Company have been duly and validly issued, are fully and punctually paid and non-assessable, and are and as of the Closing shall be free of any and all Liens (except for any restrictions under the Transaction Documents and applicable Laws). Except as contemplated under the Transaction Documents, there are no (a) resolutions pending to increase the share capital or registered capital of any Group Company or cause the liquidation, winding up, or dissolution of any Group Company, nor has any distress, execution or other process been levied against any Group Company, (b) dividends which have accrued or been declared but are unpaid by any Group Company, (c) obligations, contingent or otherwise, of any Group Company to issue, transfer, repurchase, redeem, or otherwise acquire any Equity Securities of such Group Company, or (d) outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to any Group Company. All dividends or distributions declared, made or paid by each Group Company (if any), and all repurchases and redemptions of Equity Securities of each Group Company (if any), have been declared, made, paid, repurchased or redeemed, as applicable, in accordance with its charter documents and all applicable Laws.

8. Permits. Each Group Company has all material franchises, permits, licenses, consents, approvals, certificates, qualifications, filings, notifications, registrations and any similar authority necessary (the “Permits”) for the conduct of its respective business and operations (including the Principal Business) as currently conducted or the business as set forth in the business scope of the Group Company and the ownership, possession, occupation or use of its properties and assets, and are in full force and effect. No Group Company (i) is in violation of any of such Permits, (ii) has received any written notice from any Governmental Authority regarding any actual or possible violation of any of such Permits in default under any of the Permits.

9. Compliance. Each Warrantor is, and has been, in compliance with all applicable Laws in material respects, and none of them is under investigation with respect to or, to the Knowledge of any of the Warrantors, has been threatened to be charged with or given notice of any violation of, any applicable Laws in any material respects. The operations of the Group Companies are and have been conducted at all times in compliance with any applicable Laws in material respects including anti-corruption, bribery and money laundering Laws to which relevant Group Companies may be subject to, and to the Knowledge of any of the Warrantors, none of the directors, officers or employees of the Group Companies has directly or indirectly, engaged in activities that are not in compliance with such applicable anti-corruption, bribery and money laundering Laws.

10. Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the Knowledge of any of the Warrantors, threatened against any Group Company, any Group Company’s activities, properties or assets or, to the Knowledge of any of the Warrantors, against any officer, director or employee of the Group Companies in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of the Group Companies. None of the Warrantors is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no action, suit, proceeding, claim, arbitration or investigation by any of the Warrantors currently pending or which it intends to initiate.

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11. No Liabilities. No Group Company has any indebtedness, obligation or liability (whether accrued, absolute, contingent or otherwise, and whether due or to become due) except for (i) indebtedness, obligations and liabilities set forth in the Financial Statements that have not been satisfied since the Statement Date, and (ii) current indebtedness, obligations and liabilities incurred since the Statement Date in the ordinary course of the Group’s business consistent with its past practices and which do not exceed RMB3,200,000. None of the Group Companies is a guarantor or indemnitor of any indebtedness, obligation or liability of any other Person (other than a Group Company).

12. Material Contracts. All agreements, contracts, leases, licenses, instruments, commitments (oral or written), indebtedness, liabilities and other obligations to which a Group Company is a party or by which it is bound that (a) are material to the conduct and operations of its business and properties, or (b) obligate such Group Company to share, license or develop any product or technology outside the ordinary course of business are hereinafter referred to as “Material Contracts”. For purposes of clause (a) of this Section, “material” means any agreement, contract, indebtedness, liability, arrangement or other obligation (i) having an aggregate value, cost, liability or amount in excess of RMB5,000,000, (ii) with the term thereof extending for more than one (1) year beyond the date of this Agreement, (iii) containing exclusivity, non-competition, or similar clauses that impair, restrict or impose conditions on any of the Group Companies’ right to offer or sell products or services in specified areas, during specified periods, or otherwise, (iv) not in the ordinary course of business, (v) transferring or licensing any Intellectual Property to or from any of the Group Companies (other than licenses granted under the medical devices sales agreements executed by the Group Company in the ordinary course of business), (vi) involving any provision providing for exclusivity, “change in control”, “most favored nations”, rights of first refusal or first negotiation or similar rights, or granting a power of attorney, agency or similar authority, (vii) involving the ownership or lease of, title to, use of, or any leasehold or other interest in, any real or personal property with an annual rental exceeding US$200,000 (except for movable property leases in the ordinary course of business and involving payments of less than US$100,000), (viii) involving a loan (other than accounts receivable from trade debtors in the ordinary course of business) or advance to, or investment in, any Person that is not a Group Company, (ix) providing for the incurrence of indebtedness of any Group Company with a financial institute, (x) involving any provision providing for the guarantee of any indebtedness, (xi) being between, on the one hand, any Group Company and, on the other hand, (x) the Founder or his/her Affiliates or (y) any Related Party of any Group Company, or (xii) being with a Governmental Authority, or sole-source supplier of any material product or service. Each Material Contract is a valid and binding agreement of the parties thereto, the performance of which does not and will not violate any applicable Laws in any material respects, and is in full force and effect against the parties thereto. Each Group Company has duly performed all of its obligations under each Contract in material respects to the extent that such obligations to perform have accrued, and no breach or default, to the Knowledge of any of the Warrantors, alleged breach or alleged default, or event which would constitute a breach or default thereunder by such Group Company or any other party or obligor with respect thereto, has occurred. No Group Company has given notice that it intends to terminate a Material Contract or, to the Knowledge of any of the Warrantors, that any other party thereto has breached, violated or defaulted under any Material Contract, and no Group Company has received any notice that it has breached, violated or defaulted under any Material Contract or, to the Knowledge of any of the Warrantors, that any other party thereto intends to terminate such Material Contract.

13. Properties

13.1 Title. The Group Companies have good and valid title to, or a valid leasehold interest in (if any), all of their properties, free from any Lien. Except for leased properties, no Person other than the Group Companies owns any interest in any such properties. All leases of properties leased by the Group Companies are fully effective and afford the Group Companies the right to use and process such leased properties. The Group Companies’ properties collectively represent all assets, rights, properties necessary for the conduct of the business of the Group Companies in the manner currently conducted. All plant, machinery, vehicles and equipment owned, possessed or used by each Group Company are in good condition and working order, have been regularly and properly maintained and are in compliance with all safety regulations under applicable Laws.

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13.2 Real Property. The Group Companies do not own any Real Property. Section 13.2 of the Disclosure Schedule sets forth a true, accurate and complete list of all Real Properties leased or otherwise used by the Group Companies, and any such listed lease in the Disclosure Schedule is a valid, binding and enforceable lease. The existing use of the Real Properties is permitted under applicable Laws, urban planning regulations, and Permits for the construction of buildings.

13.3 Intellectual Property.

(a)	Company IP. Each Group Company owns or otherwise has sufficient rights (including the rights of development, maintenance, licensing and sale) to or otherwise has the licenses to use all of the Intellectual Property necessary and sufficient to conduct its business as currently conducted and proposed to be conducted by the Group Company (the “Company IP”), to the Knowledge of the Warrantors, without any conflict with or infringement of the rights of any other Person. Section 13.3(a) of the Disclosure Schedule sets forth a true, complete and accurate list of all patents, trademarks, service marks, trade names, domain names, copyrights and other forms of Intellectual Property (the “Company Registered IP”) for which registrations have been obtained throughout the world (and all applications for, or extensions or reissues of, any of the foregoing throughout the world) that are owned by, or registered or applied for in the name of, a Group Company. “Company Owned IP” means all Intellectual Property owned by the Group Company but not covered under Company Registered IP and the Company Registered IP.

(b)	IP Ownership. All Company Registered IP is owned by and registered or applied for solely in the name of the Group Companies, is valid and subsisting and has not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied. None of the Group Companies or, to the Knowledge of any of the Warrantors, any of its employees, officers or directors has taken any actions or failed to take any actions that would cause any Company Owned IP to be invalid, unenforceable or not subsisting. No funding or facilities of a Governmental Authority or a university, college, other educational institution or research center was used in the development of any Company Owned IP. No Company Owned IP is the subject of any Lien, license or other Contract granting rights therein to any other Person (except the non-exclusive Licenses in the ordinary course of business). No Group Company is or has been a member or promoter of, or contributor to, any industry standards bodies, patent pooling organizations or similar organizations that could require or obligate the Group Company to grant or offer to any Person any license or right to any Company Owned IP. No Company Owned IP is subject to any proceeding or outstanding governmental order or settlement agreement or stipulation that (a) restricts in any manner the use, transfer or licensing thereof, or the making, using, sale, or offering for sale of a Group Company’s products or services, by a Group Company, or (b) may affect the validity, use or enforceability of such Company Owned IP. No Group Company has (a) transferred or assigned any Company Owned IP, (b) authorized the joint ownership of any Company Owned IP, or (c) permitted its rights in any Company Owned IP to lapse or enter the public domain.

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(c)	Infringement, Misappropriation and Claims. To the Knowledge of the Warrantors, none of the Group Companies has violated, infringed or misappropriated any Intellectual Property of any other Person. None of the Group Companies has received any written notice alleging any of the foregoing. To the Knowledge of any of the Warrantors, no Person has violated, infringed or misappropriated any Company IP of the Group Companies, and the Group Companies have not given any written notice to any other Person alleging any of the foregoing. No Person has challenged the ownership or use of any Company IP by the Group Companies. None of the Group Companies has agreed to indemnify any Person for any infringement, violation or misappropriation of any Intellectual Property by such Person.

(d)	Assignments and Prior Intellectual Properties. All inventions and know-how conceived by employees of a Group Company related to the business of such Group Company are currently owned exclusively by a Group Company. All employees, contractors, agents and consultants of a Group Company who are or were involved in the creation of any Intellectual Property for such Group Company have executed an assignment of inventions agreement that vests in a Group Company exclusive ownership of all right, title and interest in and to such Intellectual Property, to the extent not already provided by Laws. To the Knowledge of any of the Warrantors, it will not be necessary to utilize any Intellectual Property of any such Person made prior to his/her employment by a Group Company, except for those that are exclusively owned by a Group Company, and none of such Intellectual Property has been utilized by any Group Company. To the Knowledge of any of the Warrantors, none of the employees, currently or previously employed or otherwise engaged by any Group Company, (a) has violated of any current or prior confidentiality, non-competition or non-solicitation obligations to such Group Company or to any other Persons, including former employers, or (b) is obligated under any Contract, or subject to any governmental order, that would severely conflict with the business of such Group Company as presently conducted.

(e)	Licenses. Section 13.3(e) of the Disclosure Schedule sets forth a complete and accurate list of the Licenses. The “Licenses” means, collectively, (a) all licenses, sublicenses, and other contracts to which a Group Company is a party and pursuant to which any third party is authorized to use, exercise or receive any benefit from any Company IP, and (b) all licenses, sublicenses and other contracts to which a Group Company is a party and pursuant to which the Group Company is authorized to use, exercise, or receive any benefit from any Intellectual Property of another Person, in each case except for (1) agreements involving “off-the-shelf” commercially available software, and (2) non-exclusive licenses in the ordinary course of business consistent with past practice. The Group Companies have paid all license and royalty fees required to be paid under the Licenses, except for the default of payment for which that would not have an adverse effect on the Group Companies.

(f)	Protection of Intellectual Properties. Each Group Company has taken reasonable and appropriate steps to protect, maintain and safeguard Company IP and made all applicable filings, registrations and payments of fees in connection with the foregoing. To the extent that any Company IP has been developed or created independently or jointly by an independent contractor or other third party for a Group Company, or is incorporated into any products or services of a Group Company, the Group Company has a written agreement with such independent contractor or third party and has thereby obtained ownership of, and is the exclusive owner of all such independent contractor’s or third party’s Intellectual Property in such work, material or invention by operation of law or valid assignment.

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(g)	No Public Software. No Public Software forms part of any product or service provided by the Group Companies or was or is used in connection with the development of any product or service provided by the Group Companies or is incorporated into, in whole or in part, or has been distributed with, in whole or in part, any product or service provided by the Group Companies. No software included in any Company Owned IP has been or is being distributed, in whole or in part, or was used, or is being used in conjunction with any Public Software in a manner which would require that such software be disclosed or distributed in source code form or made available at no charge.

14. Employment Matters.

14.1 Each Group Company has complied with all applicable employment and labor Laws in material respects, including the applicable PRC Laws pertaining to Social Insurance, and has withheld and reported all amounts required by any applicable Laws or any Contract to be withheld and reported with respect to wages, salaries and other payments to employees and is not liable for any arrear of wages, Tax or penalty for failure to comply with any of the foregoing.

14.2 Section 14.2 of the Disclosure Schedule sets forth a true and complete list of each Benefit Plan currently or previously adopted, maintained, or contributed to by any Group Company or under which any Group Company has any liability or under which any employee or former employee of any Group Company has any present or future right to benefits. Except for required contributions or benefit accruals for the current plan year, no liability has been or is expected to be incurred by any Group Company under or pursuant to any applicable Laws relating to any Benefit Plan or individual employment compensation agreement, and to the Knowledge of any of the Warrantors, no event, transaction or condition has occurred or exists that would result in any such liability to any Group Company. Each of the Benefit Plans of the Group Companies is and has at all times been in compliance with all applicable Laws (including Laws of Tax, if applicable), and all contributions to, and payments for each such Benefit Plan have been timely made. Each Group Company maintains, and has fully funded, each Benefit Plan and any other labor-related plans that it is required by Law or by Contract to maintain.

14.3 There has not been, and there is not now pending or, to the Knowledge of any of the Warrantors, threatened, any strike, union organization activity, lockout, slowdown, picketing, or work stoppage or any unfair labor practice charge against any Group Company. No Group Company is bound by or subject to (and none of their assets or properties is bound by or subject to) any written or oral Contract, commitment or arrangement with any labor union or any collective bargaining agreements.

14.4 None of the Key Employees is obligated under any Contract, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such Person’s ability to promote the interest of the Group Company or that would conflict with the Group Company’s business. Neither the execution or delivery of the Transaction Documents, nor the carrying on of the Group Company’s business by the employees of the Group Company, nor the conduct of the Group Company’s business as now conducted and as proposed to be conducted, will, to the Knowledge of any of the Warrantors, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such Key Employee is now obligated.

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14.5 No Key Employee intends to terminate employment with applicable Group Company or is otherwise likely to become unavailable to continue as a Key Employee, nor does applicable Group Company have a present intention to terminate the employment of any of the foregoing. Each of the Key Employees is currently devoting his or her full working time to the conduct of the business of the Group Companies. No Warrantor has received any notice or application from any Key Employee that he/she will work less than full time with the Group Companies. None of the Key Employees or the Founder is currently working for a competitive enterprise, whether or not such Person is or will be compensated by such enterprise.

14.6 None of the Key Employees or the Founder: (a) is currently subject to any non-competition, investment restriction or other obligations owed to any other Person, including former employers, and is not in violation of or has not violated any current or prior confidential, non-competition or non-solicitation obligations to the Group Companies or to any other Person; or (b) is obligated under any Contract, or subject to any governmental order, that would interfere with the interests of the Group Companies or that would conflict with the business of the Group Companies as currently conducted.

15. Tax Matters.

15.1 Each Group Company (a) has timely filed all Tax Returns that are required to have been filed by it with any Governmental Authority, (b) has timely paid all Taxes owed by it which are due and payable (whether or not shown on any Tax Return) and withheld and remitted to the appropriate Governmental Authority all Taxes which it is obligated to withhold and remit from amounts owing to any employee, creditor, customer or third party, and (c) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than, in the case of clauses (a) and (b), unpaid Taxes that are in contest with Tax authorities by such Group Company in good faith or nonmaterial in amount.

15.2 Each Tax Return referred to in Section 15.1 above was properly prepared in compliance with applicable Laws and was (and will be) true, correct and complete in all material respects. None of such Tax Returns contains a statement that is false or misleading in any material respects or omits any material matter that is required to be included or without which the statement would be false or misleading in any material respects. No reporting position was taken on any such Tax Return which has not been disclosed to the appropriate Tax authorities or in such Tax Return, as may be required by Laws. All records relating to such Tax Returns or to the preparation thereof required by applicable Laws to be maintained by applicable Group Company have been duly maintained. No written claim has been made by a Governmental Authority in a jurisdiction where the Group does not file Tax Returns that any Group Company is or may be subject to taxation by that jurisdiction.

15.3 The assessment of any additional Taxes with respect to the applicable Group Company for periods for which Tax Returns have been filed is not expected to exceed the recorded liability therefor in the most recent balance sheet in the Financial Statements, and there are no unresolved questions or claims concerning any Tax liability of any Group Company. Since the Statement Date, no Group Company has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice. There is no pending dispute with, or notice from, any Tax authority relating to any of the Tax Returns filed by any Group Company, and to the Knowledge of any of the Warrantors, there is no liability for a significant deficiency in any Tax imposed upon the properties or assets of any Group Company.

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15.4 No Group Company has been the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes that has not been resolved or is currently the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes. No Group Company is responsible for the Taxes of any other Person by reason of contract, successor liability or otherwise incurred outside the ordinary course of business or otherwise inconsistent with past custom and practice.

15.5 All Tax credits and Tax holidays enjoyed by the Group Companies established under the Laws of the PRC under applicable Laws since its establishment have been in compliance with all applicable Laws and to the Knowledge of any of the Warrantors, is not subject to reduction, revocation, cancellation or any other changes (including retroactive changes) in the future, except through change in applicable Laws published by relevant Governmental Authority.

15.6 No Group Company is or has ever been anticipated that it will be a “controlled foreign corporation” or “passive foreign investment company” as defined under the U.S. tax Laws. No Group Company is or has ever been a U.S. real property holding corporation. The Company is treated as a corporation for U.S. federal income tax purposes.

16. Related Party Transactions. No Related Party (i) has any direct or indirect ownership interest in any Person (other than the Group Companies) with which a Group Company competes with, (ii) is indebted to any Group Company or is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any Related Party (other than for accrued salaries, reimbursable expenses or other standard employee benefits), or (iii) has any agreement (whether oral or written), contract, understanding, proposed transaction (other than (x) the standard employee benefits generally made available to all employees, (y) standard director and officer indemnification agreements approved by the board of directors of the Company, and (z) the issuance of options to purchase the Company’s Ordinary Shares and the exercise of such options pursuant to the Company’s employee equity incentive plan adopted by the Company in accordance with the Memorandum and Articles and in accordance with applicable Laws) with any Group Company or otherwise has any direct or indirect interest in any Contract to which any Group Company is a party or by which it or its properties may be bound or affected.

17. Charter Documents; Books and Records. The charter documents of each Group Company are in the form provided to the Investor. The charter documents of the Group Companies are valid and have been duly approved or issued (as applicable) by competent Governmental Authorities in the jurisdiction where such Group Company is incorporated. Each Group Company has been in compliance with its charter documents, and none of the Group Companies has violated or breached any of its respective charter documents in any material respects. Each Group Company properly maintains its tax records and corporate records including (i) minutes of each meeting of its board of directors, any committees of its board of directors and its shareholders, and (ii) each written resolution in lieu of a meeting by its board of directors, any committees of its board of directors and its shareholders. Each Group Company maintains its books of accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior practice, and which permits its Financial Statements to be prepared in accordance with the Accounting Standards. The register of members and directors (if applicable) of each Group Company is correct, there has been no notice of any proceedings to rectify any such register, and to the Knowledge of any of the Warrantors, there are no circumstances which might lead to any application for its rectification. All documents requiring to be filed by each Group Company with the applicable Governmental Authority in respect of the relevant jurisdiction in which the relevant Group Company is being incorporated have been properly made up and filed.

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18. Financial Statements. Each Group Company has delivered its unaudited consolidated balance sheet, profit statement and cash flow statement dated March 31, 2022 (the “Statement Date”) (collectively, the “Financial Statements”) to the Investor. The Financial Statements (a) have been prepared in accordance with the books and records of the Group Companies, (b) fairly present in all material respects the financial condition and position of the Group Companies as of the dates indicated therein and the results of operations and cash flows of the Group Companies for the periods indicated therein, except in the case of unaudited financial statements for the normal year-end audit adjustments that are not expected to be material, and (c) were prepared in accordance with the Accounting Standards applied on a consistent basis throughout the periods involved. All of the accounts receivable owing to the Group Companies, including all accounts receivable set forth on the Financial Statements, constitute valid and enforceable claims, are current and collectible in the ordinary course of business in all material respects, net of any reserves shown on the Financial Statements (which reserves are adequate and were calculated on a basis consistent with the Accounting Standards). There is no material contingent or asserted claim, refusal to pay, or any other right of set-off with respect to any accounts receivable of the Group Companies. All material transactions conducted by the Group Companies have been duly recorded on their books and in their accounting records to the extent required by the Accounting Standards and other applicable local accounting provisions and regulations. As at the Statement Date, the Group Companies have not incurred, assumed or guaranteed any liabilities or debts of any nature (whether due, fixed, contingent or otherwise) that were not reflected or expressly provisioned against in the Financial Statements, as applicable, except for the liabilities or debts that are not required to be disclosed in accordance with the Accounting Standards.

19. Changes. Since the Statement Date, each Group Company has (i) operated its business in the ordinary course consistent with its past practice and in material respects in accordance with all applicable Laws, (ii) used its reasonable best efforts to preserve its business, (iii) collected receivables and paid payables and similar obligations in the ordinary course of business consistent with past practice, and (iv) not engaged in any new line of business or entered into any agreement, transaction or activity or made any commitment except those in the ordinary course of business consistent with past practice. Since the Statement Date, except as provided in the Transaction Documents and except for those occurred in the ordinary course of business consistent with the past practice, there has not been by or with respect to any Group Company:

(i) any change in the assets, liabilities, financial condition or operating results of such Group Company from that reflected in the Financial Statements, except changes in the ordinary course of business;

(ii) any change in the contingent obligations of such Group Company by way of guarantee, endorsement, indemnity, warranty or otherwise;

(iii) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of such Group Company (as presently conducted and as presently proposed to be conducted);

(iv) any waiver of a valuable right or of a debt;

(v) any satisfaction or discharge of any Lien or payment of any obligation by such Group Company, except such satisfaction, discharge or payment made in the ordinary course of business that is not material to the assets, properties, financial condition, operating results or business of such Group Company;

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(vi) any change or amendment to a Material Contract or arrangement by which such Group Company or any of its assets or properties is bound or subject, except for changes or amendments which are expressly provided for or disclosed in this Agreement;

(vii) any material change in any compensation arrangement or agreement with any Key Employee or director;

(viii) any sale, assignment or transfer of any proprietary assets or other intangible assets of such Group Company;

(ix) any resignation or termination of any key officer of such Group Company, including any Key Employee;

(x) any mortgage, pledge, transfer of a security interest in, or Lien created by such Group Company, any Warrantor or any Key Employee, with respect to any of such Group Company’s properties or assets;

(xi) any debt, obligation, or liability incurred, assumed or guaranteed by such Group Company in excess of RMB1,000,000 individually or RMB5,000,000 in the aggregate over any twelve-month period;

(xii) any declaration, setting aside or payment or other distribution in respect of any of such Group Company’s share capital, or any direct or indirect redemption, purchase or other acquisition of any of such share capital by such Group Company;

(xiii) any failure to conduct business in the ordinary course, consistent with such Group Company’s reasonably prudent past practices;

(xiv) any transactions or Contracts with, or loans or financing to, any Related Party;

(xv) any other event or condition of any character which could reasonably be expected to have a Material Adverse Effect; or

(xvi) any agreement or commitment to do any of the things described in this Section 19.

20. Data Privacy. In connection with its collection, storage, transfer (including any transfer across national borders) or use of any personal information, each Group Company is and has been in compliance with, in material respects, all applicable Laws in all relevant jurisdictions and the requirements of any Contract or codes of conduct to which the Group Company is a party. Each Group Company has effective and sufficient physical, technical, organizational and administrative security measures and policies in place to protect all personal information collected by it or on its behalf from and against unauthorized access, use or disclosure. Each Group Company is and has been in compliance in all material respects with all Laws relating to data loss, theft and breach of security notification obligations.

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21. Circular 37 Registration. The Founder and each Individual Holder who is a “domestic resident” (as defined in Circular 37) has completed, obtained and updated the foreign exchange registration with the competent local branch of the SAFE with respect to his/her direct and indirect record and beneficial ownership of Equity Securities in the Company and each other Group Company in accordance with the requirement of the applicable SAFE rules and regulations.

22. Solvency. None of the Group Companies is insolvent under the Laws of its jurisdiction of incorporation or unable to pay its debts as they fall due. None of the Group Companies has, or had, legal proceedings commenced against for its liquidation, winding up, dissolution or bankruptcy, or for the appointment of a liquidation committee or receivers in respect of its assets.

23. Environment. Each Group Company has obtained, and has complied with the terms and conditions of each Environmental Permit. Each Group Company has complied with all applicable Laws relating to Environmental Matters. Each Environmental Permit is in full force and effect. To the Knowledge of any of the Warrantors, no Environmental Permit will be revoked, suspended, cancelled, varied or not renewed. Each action required for the renewal or extension of each Environmental Permit has been taken. Each Group Company has not been subject to any investigation, enquiry or inspection relating to the Environment or Environmental Matters (other than for the purpose of obtaining the Environmental Permits), and none is pending or threatened.

24. No Side Letter. Apart from the Contracts in connection with each Existing Shareholder’s (or its Affiliate’s) respective investment in any Group Company which has been disclosed to the Investor, no Warrantor has entered into any side agreement or similar arrangement with such Existing Shareholder (or its Affiliate) which relates to the granting of any rights, privileges or preferences to any such Existing Shareholder (or its Affiliate). No Warrantor has any indebtedness, obligation or liability (whether accrued, absolute, contingent or otherwise, and whether due or to become due) to an Existing Shareholder (or its Affiliate), except for the indebtedness, obligation or liability with respect to the rights, preferences and privileges of the Shares held by such Existing Shareholder (or its Affiliate) as set forth in any Contract in connection with its (or its Affiliate’s) respective investment in any Group Company. No Group Company has granted any redemption rights to any Existing Shareholder (or its Affiliate).

25. Disclosure. No representation or warranty of the Warrantors contained in this Agreement and no information or materials in writing provided by any Warrantors to the Investor in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The financial forecasts or forward-looking statements in any business plans or other materials that any Warrantors has made available for inspection by the Investor have been prepared in good faith. To the Knowledge of the Warrantors, there is no fact that the Company has not disclosed to the Investor in writing and of which any of its officers, directors or executive employees has knowledge and that has had or would reasonably be expected to have a Material Adverse Effect upon the financial condition, operating results, assets, customer or supplier relations, employee relations or business prospects of any Group Company.

EXHIBIT D - 12

EXHIBIT E

DISCLOSURE SCHEDULE

EXHIBIT E - 1